Buenos Aires, May 2nd, 2018.

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS S.A.

Ref.:    Relevant Event. Report on Repurchase of Shares.

Dear Sirs,

I am writing to you, in my capacity as Head of Market Relations of Pampa Energía S.A. (the “Company”), in order to inform the shares acquired in the process to repurchase its own shares, in accordance with art. 64 of Law 26.831, the National Securities Commission (“Comisión Nacional de Valores”) regulations and the terms and conditions approved by the Board of Directors on its meeting held on April 27th, 2018, as informed to the market on the Relevant Event published on that same date.

To this regard, the Company has acquired, to the date hereof, 140,000 ADRs (each representative of 25 ordinary shares of the Company) in the amount and at a price per share and ADR that is described below:

Date of Acquisition	Amount of ADRs	Price US$	Total Amount - US$	Broker
04-30-18	70,000	57.0249	3,991,743	BCP Securities LLC
05-01-18	70,000	57.2176	4,005,232	BCP Securities LLC

Sincerely,

________________________________

Gerardo Carlos Paz

Head of Market Relations